UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               U.S. Concrete, Inc.
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
                         (Title of Class of Securities)

                                    90333L102
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)




----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                Page 1 of 9 Pages

CUSIP No. 90333L102                   13G                  Page 2 of 9 Pages


----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         GLG Partners LP
----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3) SEC USE ONLY
----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United Kingdom
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,433,373 Shares
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH:  (8)   SHARED DISPOSITIVE POWER
                    2,433,373 Shares
----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    2,433,373 Shares
----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         [ ]
----------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.29%
----------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          PN
----------------------------------------------------------------------------

CUSIP No. 90333L102                   13G                  Page 3 of 9 Pages


----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         GLG Partners Limited
----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3) SEC USE ONLY
----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United Kingdom
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,433,373 Shares
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    2,433,373 Shares
----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    2,433,373 Shares
----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         [ ]
----------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.29%
----------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IA, HC
----------------------------------------------------------------------------

CUSIP No. 90333L102                   13G                  Page 4 of 9 Pages


----------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Noam Gottesman
----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3)  SEC USE ONLY
----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,433,373 Shares
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    2,433,373 Shares
----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,433,373 Shares
----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         [ ]
----------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.29%
----------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN, HC
----------------------------------------------------------------------------

CUSIP No. 90333L102                   13G                  Page 5 of 9 Pages


----------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Pierre Lagrange
----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3)  SEC USE ONLY
----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Belgium
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES        --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,433,373 Shares
OWNED BY      --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    2,433,373 Shares
----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,433,373 Shares
----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         [ ]
----------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.29%
----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN, HC
----------------------------------------------------------------------------

CUSIP No. 90333L102                   13G                  Page 6 of 9 Pages

----------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Emmanuel Roman
----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3)  SEC USE ONLY
----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          France
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,433,373 Shares
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    2,433,373 Shares
----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,433,373 Shares
----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         [ ]
----------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.29%
----------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN, HC
----------------------------------------------------------------------------

CUSIP No. 90333L102                   13G                  Page 7 of 9 Pages


This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on April 11, 2006 (as amended, the "Schedule 13G") with respect to shares of Common Stock, par value $0.001 per share ("Common Stock") of U.S. Concrete, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the
Schedule 13G. This Amendment amends and restates Items 2(a), 2(b), 2(c), 4, 5 and 8 in their entirety as set forth below.

Item 2(a).  Name of Person Filing

          This statement is filed by the entities and persons listed below, who are collectively referred to herein as "Reporting Persons," with respect to the shares of Common Stock of the Company, $0.001 par value per share (the "Shares"):

          INVESTMENT MANAGER

          (i) GLG Partners, LP (the "Investment Manager"), with respect to the Shares held by certain funds to which the Investment Manager serves as investment manager (collectively, the "GLG Funds").

          GENERAL PARTNER

          (ii) GLG Partners Limited (the "General Partner"), which serves as the general partner of the Investment Manager, with respect to the Shares held by each of the GLG Funds.

          REPORTING INDIVIDUALS

          (iii) Mr. Noam Gottesman ("Mr. Gottesman"), with respect to the Shares held by each of the GLG Funds.

          (iv) Mr. Pierre Lagrange ("Mr. Lagrange"), with respect to the Shares held by each of the GLG Funds.

          (v) Mr. Emmanuel Roman ("Mr. Roman"), with respect to the Shares held by each of the GLG Funds.

          Mr. Gottesman, Mr. Lagrange and Mr. Roman are collectively referred to as the "Reporting Individuals."

          The Investment Manager serves as the investment manager to each of the GLG Funds. The General Partner serves as the general partner to the Investment Manager. Each of the Reporting Individuals is a Managing Director of the General Partner.

Item 2(b).  Address of Principal Business Office or, if none, Residence

          The address of the principal business office of each of the Reporting Persons is:

          c/o GLG Partners LP
          1 Curzon Street
          London W1J 5HB
          United Kingdom

Item 2(c).  Citizenship

CUSIP No. 90333L102                   13G                  Page 8 of 9 Pages


          Citizenship is set forth in Row 4 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Item 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person. The Company's most recent Quarterly Report on Form 10-Q that was filed on November 9, 2006, indicates there were 38,656,378 Shares outstanding as of November 8, 2006.

          The Investment Manager, which serves as the investment manager to each of the GLG Funds, may be deemed to be the beneficial owner of all Shares owned by the GLG Funds. The General Partner, as general partner to the Investment Manager, may be deemed to be the beneficial owner of all Shares owned by the GLG Funds. Each of the Reporting Individuals, as a Managing Director of the General Partner with the power to exercise investment discretion, may be deemed to be the beneficial owner of all Shares owned by the GLG Funds. Each of the Investment Manager, the General Partner, and the Reporting Individuals hereby disclaims any beneficial ownership of any such Shares, except for their pecuniary interest therein.

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 8.   Identification and Classification of Members of the Group

          See Exhibit I of Schedule 13G filed on April 11, 2006 with respect to the Shares.

CUSIP No. 90333L102                   13G                  Page 9 of 9 Pages


                                   SIGNATURES

          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 14, 2007


GLG PARTNERS LIMITED                           GLG PARTNERS LP
                                               By: GLG Partners Limited,
                                               as its General Partner
/s/ Emmanuel Roman
----------------------------------
Name:  Emmanuel Roman
Title: Managing Director
                                               /s/ Emmanuel Roman
                                               ----------------------------
                                               Name: Emmanuel Roman
/s/ Victoria Parry                             Title: Managing Director
----------------------------------
Name:  Victoria Parry
Title: Senior Legal Counsel
                                               /s/ Victoria Parry
                                               ----------------------------
                                               Name: Victoria Parry
                                               Title: Senior Legal Counsel




/s/ Emmanuel Roman
----------------------------------
EMMANUEL ROMAN, individually and
on behalf of Noam Gottesman and
Pierre Lagrange

The Powers of Attorney executed by Noam Gottesman and Pierre Lagrange, authorizing Emmanuel Roman to sign and file this Schedule 13G/A on each person's behalf, which were filed with the Schedule 13G filed with the Securities and Exchange Commission on December 15, 2006 by such Reporting Persons with respect to the common stock of Movado Group, Inc., are hereby incorporated by reference.